Exhibit 99.2

Contact at 214/432-2000

Robert S. Stewart

Executive Vice President

News for Immediate Release

Eagle Materials Announces the Retirement of President and CEO, Steve Rowley;

Dave Powers, Executive Vice President for Gypsum, To Succeed Rowley

(DALLAS – January 25, 2016): Eagle Materials announced today that the company’s President and CEO, Steve Rowley, 62, has decided to retire as an officer and director of the company effective the end of this fiscal year, March 31, 2016. Steve’s decision to retire will bring to a close a remarkable career of 25 years of continuous service to the company and its stockholders. Dave Powers, Executive Vice President for Gypsum Wallboard at Eagle since 2005, will succeed Steve as President and CEO on March 31, 2016, and will be appointed to the Board of Directors on that date as well.

“Steve has positioned Eagle for an exciting future. He has led the doubling of the scale of our cement business and has guided the growth of our gypsum wallboard business in achieving its nation-wide scope. He also has successfully led the company through the longest and most challenging construction market down-cycle in US history. Today the company has the strength to capitalize on construction cycle opportunities more powerfully than ever before,” said Larry Hirsch, Chairman of the Board. Larry added “I respect and understand the health issues that have dictated Steve’s decision at this time, and am grateful for the innumerable contributions he has made to the company during his tenure as CEO over the last twelve years. The Board has complete confidence in Dave. We fully expect that his experience and vision will propel Eagle Materials to new heights.”

“I’ve been privileged to lead an organization that is the undisputed benchmark company in our industry today, and one whose future prospects have never been brighter,” Rowley said. “The timing of my decision is driven by recent surgery complications that are restricting my mobility and my capability to fulfill what I view as the full set of CEO role dimensions. I look forward to working with the board and management during the transition, and to being available to management in an advisory role for the next two years. It has been my personal priority at Eagle to ensure we have exceptional bench strength in every key position in the company and to maintain great options for succession, regardless of timing. I am delighted that Dave Powers, a proven leader at Eagle, has agreed to take over the reins. Dave has guided American Gypsum’s path to becoming the industry leader in lowest cost production and customer satisfaction, the most important foundational elements of our broader company strategy.”

Dave Powers, 65, is a seasoned business leader with over 35 years of experience in the building materials industry. He joined Eagle Materials Inc. (formerly Centex Construction Products) in 2002 as Executive Vice President, Sales and Marketing. In January 2005, he was promoted to his role as Eagle’s Executive Vice President for Gypsum (and President, American Gypsum Company LLC).

“I am fully committed to advancing Eagle’s strategy that has been developed and implemented over Steve’s tenure. My appointment should be recognized as a change in leadership only, and not in any way a change in strategy. We will remain focused on profitable growth and improvement through cycles and will remain equally committed to not overpaying for the privilege of achieving growth when investing. I believe the only way to be successful through cycles is as the low-cost producer of consistently high-quality products that meet our customers’ needs,” commented Dave Powers.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates, and Oil and Gas Proppants from 40 facilities across the US. Eagle is headquartered in Dallas, Texas.

For additional information, contact at 214/432-2000.

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

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